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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE
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E*TRADE MEDIA CONTACTS:
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Kim Shepherd or Tim Ryan
The Dilenschneider Group
312-553-0700
kshepherd@dgi-chicago.com
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tryan@dgi-chicago.com
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                          E*TRADE ENTERS KOREAN MARKET
                   AS  INTERNATIONAL EXPANSION MOVES FORWARD

            JOINS WITH E*TRADE JAPAN JOINT VENTURE PARTNER SOFTBANK
                            EXTENDING ASIAN PRESENCE

     PALO ALTO, Calif., July 9, 1998 -- Moving forward with its international expansion plans, E*TRADE Group, Inc., (Nasdaq: EGRP) a leading, branded popular destination Web site for online investing services, announced today it has signed a master licensing agreement with Tokyo-based SOFTBANK CORP. (TSE: 9984), to develop E*TRADE Korea. SOFTBANK also is E*TRADE's joint venture partner in the recently established E*TRADE Japan K.K.

     "E*TRADE's entry into the Korean marketplace is but another step forward in implementing our international strategy designed to establish E*TRADE as the premier global brand in technology and online investing," stated Judy Balint, President and COO of E*TRADE International. "We greatly value our relationship with SOFTBANK, one of the most highly respected technology companies worldwide, for the expertise, market intelligence, and know-how they brings to the table."

                                     -more-
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E*TRADE ENTERS KOREAN MARKET/PAGE 2

     Once operational, Korean investors will have access to a premier destination site for online investing products and services similar to those E*TRADE offers in North America and other regions of the world. The announcement comes on the heels of E*TRADE's entry into the potentially lucrative Asian market, as well as recent agreements the Company has signed that are designed to eventually lead to E*TRADE service in select markets throughout Europe. E*TRADE has already launched service in Australia and Canada.

     The timing appears to be ripe for the introduction of the E*TRADE model to Korea. Recent economic reforms have changed regulations for Korea's private sector encouraging foreign investment across all areas, including technology. Additionally, in Korea, as in other parts of the world, more consumers are utilizing the Internet as a viable means of information and commerce. Korea's Ministry of Information and Communication estimates that by the end of 1998 more than 2.5 million consumers will be taking advantage of Internet-based services. This figure represents an increase of approximately 1 million users presently using the Internet.

     Added Balint, "The Internet, which has already gone mainstream in the United States and other countries, is rapidly gaining acceptance throughout Korea. By establishing E*TRADE Korea, we aim to capitalize on this phenomenon as we have so successfully done in the United States."

     From its North American base in the heart of the Silicon Valley, E*TRADE's international network continues to expand around the globe. In the past three months, agreements have been signed to either inaugurate service, or begin the development of the E*TRADE brand, in more than 30 countries worldwide including Australia, Germany, Israel, and the United Kingdom. In June, E*TRADE and SOFTBANK announced plans to develop the E*TRADE product and service line for the rapidly growing Japanese market. While the company plans to fully implement the licensing agreement, there are a number of factors, including regulatory restrictions, which could cause the business enterprise contemplated by the license agreement to not become operational.

                                    - more -
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E*TRADE ENTERS KOREAN MARKET/PAGE 3

ABOUT SOFTBANK

     SOFTBANK CORP. is a leading provider of information and distribution services for the digital information industry. In Japan, SOFTBANK is the largest distributor of computer technology publications. In the U.S., SOFTBANK owns approximately 72 percent of Ziff-Davis Inc. (NYSE: ZD), 29 percent of Yahoo! Inc. (Nasdaq: YHOO) and 80 percent of Kingston Technology Company.

ABOUT E*TRADE

     A leading branded provider of online investing services, E*TRADE has established a popular destination Web site for self-directed investors. The company offers independent investors the convenience and control of automated stock, options, and mutual funds order placement at low commission rates, along with a suite of value-added products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news, and other information services. Customers can access E*TRADE at http://www.etrade.com on the Internet as well as
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through WebTV; via Prodigy; via AT&T Worldnet; via Microsoft Investor; by GO
ETRADE on CompuServe; with the keyword ETRADE on America Online; via personal digital assistant; and via the TELE*MASTER interactive telephone system.
E*TRADE Securities, Inc., and its parent company E*TRADE Group, Inc., are headquartered in Palo Alto, California.

     E*TRADE is a registered trademark of the Company. TELE*MASTER is a trademark of E*TRADE Securities, Inc. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures, system failures, economic and political conditions, changes in consumer behavior, and the introduction of competing products having technological and/or other advantages. Further information about these matters can be found in the information included in the annual report filed by the Company with the SEC on Form 10-K and quarterly reports on Form 10-Q.

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